EXHIBIT 4.4

                                  METALINK LTD.

                  2003 INTERNATIONAL EMPLOYEE STOCK OPTION PLAN

                               A. NAME AND PURPOSE

     1. Name and Purpose: This Plan, as amended from time to time, shall be known as the "2003 Metalink International Employee Stock Option Plan" (the "Plan"). The purpose and intent of the Plan is to provide incentives to officers, employees and consultants of any subsidiary of Metalink Ltd (the "Parent"), other than Metalink Inc., the United States subsidiary of the Parent, by providing them with opportunities to purchase Ordinary Shares, nominal value
0.10 New Israeli Shekels each (the "Shares"), of the Parent.

     2. Definitions:

          2.1 The "Company" means any company in an unbroken chain of companies beginning with the Parent, other than Metalink Inc., provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

          2.2 "Exercised Shares" means Shares received upon exercise of Options or vesting of RSUs.

          2.3 "RSUs" means Restricted Stock Units, as defined in Section 13 below.

                   B. GENERAL TERMS AND CONDITIONS OF THE PLAN

     3. Administration:

          3.1 The Plan will be administered by the Board of Directors of the Parent (the "Board") or by a committee appointed by the Board (the "Committee"), which, if appointed, will consist of such number of directors of the Parent as may be fixed, from time to time, by the Board. If a Committee is not appointed, the term Committee, whenever used herein, shall mean the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

          3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.


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          3.3 Subject to the general terms and conditions of this Plan, the
     Committee shall have the full authority in its sole and absolute discretion, from time to time and at any time, (a) to determine (i) the persons ("Grantees") to whom options to purchase Shares ("Option(s)") shall be granted, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the price, vesting schedule and conditions, including performance conditions (INTER ALIA, of the Grantee or the Company's share), if applicable, on which such Options may be exercised and/or on which such Shares shall be paid for and/or on which RSUs may vest, and (b) to interpret or construe the Plan or make determinations with respect to any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. In determining the number of Shares covered by the Option to be granted to each Grantee, the Committee may consider, among other things, the Grantee's salary and the duration of the Grantee's employment by the Parent or by the Company.

          3.4 The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

          3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board, in which event the Board's determination shall be final and conclusive.

     4. Eligible Grantees: The Committee, in its discretion, may grant Options to any officer, director or consultant of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Options shall be authorized and implemented only in accordance with the provisions of applicable law. The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other stock option plan of the Parent.

     5. Grant of Options and Issuance of Shares: Subject to any applicable law, the effective date of the grant of an Option (the "Date of Grant") shall be the date specified by the Committee in its determination relating to the award of such Option, or in the absence of such specification, the date of such determination. The Committee shall promptly give the Grantee written notice of the grant of an Option, and the Grantee shall execute an agreement evidencing such grant and the rights and obligations of the Grantee and the Company with respect to such Option Agreement (the "Option Agreement").

     6. Reserved Shares: The total number of Shares that may be subject to Options granted under this Plan shall not exceed 420,000 in the aggregate, subject to adjustments as provided in Section 11 hereof. All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

     7. Grant of Options:

          7.1 The Committee in its discretion may award to Grantees Options to purchase Shares available under the Plan.

          7.2 Each Option Agreement shall state, inter alia, the number of Shares covered thereby, the dates when the Option may be exercised, the exercise price, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

          7.3 Options granted hereunder shall be for such term as the Committee shall determine.


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          7.4 The schedule pursuant to which such Options shall vest and pursuant to which the Grantee shall be entitled to pay for, and acquire, the Shares ("Vesting of Options"), shall be determined by the Committee in its sole discretion. Vesting of Options granted hereunder will continue only during periods when the employer-employee or other service-provider relationship exists between the Company and the Grantee. For the purposes of this paragraph 7.4, the employer-employee or other service-provider relationship will not be deemed to exist with regard to periods during which the Grantee is on an unpaid leave of absence from the Company.

               Anything herein to the contrary in this Plan notwithstanding, the Committee shall have full authority to determine any provisions regarding the acceleration of the Vesting of Options or the cancellation of all or any portion of any outstanding restrictions with respect to any Option or Share upon certain events or occurrences, either at the time an Option is granted or thereafter, and to include such provisions in the Option Agreement on such terms and conditions as the Committee shall deem appropriate.

          7.5 Unless otherwise determined by the Committee, in the event that a Grantee ceases to be a full time employee (or service provider) of the Company and becomes a part time employee (or service provider) of the Company (the "Decrease in Position"), the amount of Options granted under the Plan to such Grantee, which are unvested on the date of Decrease in Position shall be immediately reduced in a direct proportion to the Decrease in Position.

          7.6 Repricing. Subject to applicable law, the Committee shall have full authority to, at any time and from time to time, without the approval of the Shareholders of the Parent, (i) grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan, or (ii) effectuate a decrease in the Exercise Price (see Section 8 below) of outstanding Options. At the full discretion of the Committee such actions may be brought before the Shareholders of the Parent for their approval.

     8. Exercise Price: The exercise price per Share covered by each Option shall be determined by the Committee in its sole discretion;

     9. Exercise of Options:

          9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of this Plan and the Option Agreement.

          9.2 The exercise of an Option shall be made by a written notice of exercise (the "Notice of Exercise") delivered by the Grantee to the Parent at its principal executive office or as instructed by the Parent, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time. An Option may be exercised in whole or in part to the extent exercisable under the Plan and Option Agreement.

          9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Sections 7 or 10 hereof, if any Option has not been exercised and the Shares covered thereby have not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Option Agreement), such Option and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall ipso facto expire.


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          9.4 Each payment for Shares shall be in respect of a whole number of
     Shares, and shall be effected in cash or by a cashier's check payable to the order of the Parent, or any other method of payment acceptable to the Parent.

     10. Termination of Employment:

          10.1 In the event that a Grantee ceases, for any reason, to be employed by the Company, all Options theretofore granted to such Grantee shall terminate as follows:

               (a) All Options which are not vested at the time of the cessation of employment shall terminate immediately.

               (b) If the Grantee ceases to be employed by reason of such Grantee's death or "Disability" (as hereinafter defined), the Grantee's Options (to the extent exercisable at the time of the Grantee's cessation of employment) shall be exercisable by the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time until (i) one hundred and eighty (180) days from the cessation of the Grantee's employment, but in no event after the expiration date of such Option), and shall thereafter terminate. For purposes hereof, "Disability" shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six (6) months.

               (c) If the Grantee ceases to be employed for any other reason, the Grantee's Options (to the extent exercisable at the time of the Grantee's cessation of employment) shall be exercisable at any time until (i) ninety (90) days from the cessation of the Grantee's employment, but in no event after the expiration date of such Option), and shall thereafter terminate; provided, however, that, if the Grantee dies within such period, the Grantee's Options (to the extent exercisable at the time of the Grantee's termination of employment) shall be exercisable by the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time until the later of (i) the end of such period or (ii) thirty (30) days after the date of the Grantee's death (but in no event after the expiration date of such Option), and shall thereafter terminate.

               (d) Notwithstanding the aforesaid in Section 10.1(c) above, if the Grantee's termination of employment is because (i) of a breach of the Grantee's fiduciary duties towards the Company, (ii) of a breach of the Grantee's duty of care towards the Company, (iii) the Grantee has committed any flagrant criminal offense, (iv) the Grantee has committed a fraudulent act towards the Company, or (v) the Grantee caused intentionally, by act or omission, any financial damage to the Company, of the Grantee's Options (whether vested or not) shall ipso facto expire immediately and be of no legal effect.

               (e) Whether the cessation of employment of a particular Grantee is for reason of "Disability" for the purposes of paragraph 10.1(b) hereof, or is a termination of employment other than by reason of such Disability, or is for reasons as set forth in paragraph 10.1(d) hereof, shall be finally and conclusively determined by the Committee in its absolute discretion.

               (f) Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the specified expiration of the term of such Option.


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          10.2 Directors, Consultants and Contractors. In the event that a
     Grantee, who is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such, the applicable provisions of
     Section 10.1 above shall apply, mutatis mutandis. For the purposes of this
     Section 10.2, the date of cessation of service of a Grantee shall be:

               (a) with respect to directors - the date on which a director submits notice of resignation from the board of directors of the Company or the date on which the Shareholders of the Company remove such director from the board of directors of the Company; and

               (b) with respect to consultants and contractors - the date on which the consulting or contractor agreement between such consultant or contractor, as applicable, and the Company expires or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement.

          10.3 Notwithstanding the foregoing provisions of Section 10.1, the Committee may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 10.1 and 10.2, but in no event beyond the term of the Option.

     11. Adjustments, Liquidation and Corporate Transaction:

          11.1 Definitions:

               "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

               (i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Parent and its Subsidiaries;

               (ii) a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the Parent;

               (iii) a merger, consolidation or similar transaction following which the Parent is not the surviving corporation; or

               (iv) a merger, consolidation or similar transaction following which the Parent is a surviving corporation but the Ordinary Shares of the Parent outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

          11.2 Adjustments. Subject to any required action by the Shareholders of the Parent, the number of Shares subject to each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares subject to each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Parent; provided, however, that conversion of any convertible securities of the Parent shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Parent of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.



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          11.3 Liquidation. Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the Parent, all outstanding Options will terminate immediately prior to the consummation of such proposed action. In such case, the Committee may declare that any Option shall terminate as of a date fixed by the Committee and give each Grantee the right to exercise his Option, including any Option which would not otherwise be exercisable.

          11.4 Corporate Transaction.

               (a) In the event of a Corporate Transaction, unless otherwise determined by the Board, immediately prior to the effective date of such Corporate Transaction, each Option may, at the sole and absolute discretion of the Committee, either:

                    (i) be substituted for an option to purchase securities of any successor entity (the "Successor Entity Option") such that the Grantee may exercise the Successor Entity Option for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised immediately prior to the effective date of such Corporate Transaction; or

                    (ii) be assumed by any successor entity such that the
               Grantee may exercise the Option for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised immediately prior to the effective date of such Corporate Transaction.

                    In the event of a clause (i) or clause (ii) action,
               appropriate adjustments shall be made to the exercise price per Share to reflect such action.

                    Immediately following the consummation of the Corporate
               Transaction, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

               (b) Notwithstanding the foregoing, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 11.4(a)(i), or 11.4(a)(ii) above shall apply in the event of a Corporate Transaction in which the consideration received by the Shareholders of the Parent is not solely comprised of securities of a successor entity, or in which such consideration is solely cash or assets other than securities of a successor entity.

          11.5 Sale. In the event that all or substantially all of the issued and outstanding share capital of the Parent is to be sold (the "Sale"), each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Options in the Parent, provided, however, that each such Share or Option shall be sold at a price equal to that of any other Share sold under the Sale (minus the applicable exercise price), while accounting for changes in such price due to the respective terms of any such Option, and subject to the absolute discretion of the Board.

          11.6 The grant of Options under the Plan shall in no way affect the right of the Parent to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     12. Non-Transferability: No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.


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     13. Restricted Stock Units:

          13.1 Subject to the sole and absolute discretion and determination of the Committee, the Committee may decide to grant under this Plan, in addition to, or instead of, any grant of Options, Restricted Stock Unit(s) ("RSU(s)"). RSU is a right to receive a Share of the Company, under certain provision, for a consideration of no more than the underlying Share's nominal value. In addition, upon the lapse of the vesting period of an RSU, such RSU shall automatically vest into an Exercised Share of the Company and the Grantee shall pay to the Company its nominal value as a precondition to any receipt of such Share.

          13.2 Unless determined otherwise by the Committee, in the event of a cessation of employment or service, as the case may be, all RSUs theretofore granted to such Grantee when such Grantee was an employee, director, service provider, consultant or constructor of the Company, as the case may be, that are not vested on the date of cessation, shall terminate immediately and have no legal effect.

               Notwithstanding the foregoing provisions of this Section 13, the Committee shall have the discretion, exercisable either at the time an RSU is granted or thereafter, to permit an unvested RSU to continue to vest into an Exercised Share, during the applicable vesting period even following the date of cessation of employment or service, as the case may be, with respect to one or more additional installments in which the Grantee would have vested under the RSU had the Grantee continued in the employ or service of the Company.

               Notwithstanding the foregoing provisions of this Section 13, and for the avoidance of doubt, the transfer of a Grantee from the employ or service of the Company to the employ or service of an affiliate, or from the employ or service of an affiliate to the employ or service of the Company or another affiliate, shall not be deemed a termination of employment or service for purposes hereof.

          13.3 All other terms and conditions of this Plan applicable to Options, shall apply to RSUs MUTATIS MUTANDIS, and, for the purpose of reading and interpreting this Plan, the term Option(s) shall be substituted by the term RSU, as applicable.

     14. Term and Amendment of the Plan:

          14.1 The Plan was adopted by the Board on April 21, 2003. The Plan shall terminate upon the earliest of (i) the expiration of the ten
     (10)-year period measured from the date the Plan was adopted by the Board, or (ii) the termination of all outstanding Options in connection with a Corporate Transaction. All Options outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Options.

          14.2 Subject to applicable laws and regulations, the Board in its discretion may, at any time and from time to time, without the approval of the Shareholders of the Parent (i) expand the class of participants eligible to participate in the Plan; and/or (ii) expand the types of options or awards provided under the Plan and/or (iii) extend the duration of the Plan. Notwithstanding the aforesaid, at the full discretion of the Board any of the above actions may be brought before the Shareholders of the Parent for their approval. However, no such amendment or modification shall adversely affect any rights and obligations with respect to Options at the time outstanding under the Plan, unless the Grantee consents to such amendment or modification.

          14.3 Without derogating from the foregoing, the Board in its discretion may, at any time and from time to time, subject to the approval of the Shareholders of the Parent, increase the amount of authorized but unissued Shares reserved for purposes of the Plan.


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     15. Tax Consequences: All taxes payable by reason of the grant or exercise of any Option, the payment for, or the subsequent disposition of, Shares covered thereby or any other event or act (of the Parent, the Company or the Grantee) hereunder, shall be paid solely by the Grantee, and the Grantee shall indemnify the Company and the Parent and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

     16. Restricted Stock: Unless heretofore registered under the Securities Act of 1933 and the regulations promulgated hereunder (the "Act"), the Shares issuable upon exercise of the Options granted herein will be "restricted securities" and may not be resold absent registration under the Act or an available exemption thereunder. In the event that an owner of restricted Shares issued pursuant to this Plan effects a sale or transfer of such Shares under an available exemption under the Act, such owner shall, before effecting such sale or transfer, (i) notify the Parent in writing of the proposed disposition and the name of the proposed transferees, (ii) furnish the Parent with an opinion of counsel satisfactory in form and content to the Parent, and (iii) furnish the Parent with an agreement in writing from the transferee pursuant to which such transferee agrees to be bound by the provisions contained herein and in the Option Agreement, or (iv) the Parent shall have waived, expressly and in writing, its rights under clauses (i), (ii) and (iii) of this subsection.

     17. Miscellaneous:

          17.1 Continuance of Employment: Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company or the Parent to continue the employment of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company or the Parent, or restrict the right of the Company or the Parent to terminate such employment at any time.

          17.2 Governing Law; Regulations and Approvals:

               17.2.1 The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

               17.2.2 The obligation of the Parent to sell or deliver Shares with respect to Options granted under the Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

               17.2.3 Subject to Section 9, the Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority.

               17.2.4 Each Option is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under law, or the consent or approval of any law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or the issuance of Shares, no Options shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions that are not acceptable to the Committee.

          17.3 Application of Funds: The proceeds received by the Parent from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Parent.


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          17.4 Multiple Agreements: The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Option Agreement or multiple Option Agreements, as determined by the Committee.

          17.5 Non-Exclusivity of the Plan: The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

          17.6 Withholding of Taxes: In order to ensure compliance by a Grantee with Section 14, the Parent and the Company shall have the right to deduct from any payment of cash to any such Grantee an amount equal to the income taxes and other amounts required by law to be withheld with respect to any Option. Notwithstanding anything to the contrary contained herein, if a Grantee is entitled to receive Shares upon exercise of an Option, the Parent and the Company shall have the right to require such Grantee, prior to the delivery of such Shares, to pay to the Parent and the Company the aggregate amount of any income taxes and other amounts that the Parent and the Company are required by law to withhold.



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